(LOGO)

March 20, 1998

Norwest Bank Minnesota, N.A. (338)
Tim Knight
11000 Brokenland Parkway
Columbia, MD 21004-3562


ADVANTA
MORTGAGE
P.O. BOX 509011
SAN DIEGO, CA 92150-9011

16875 WEST BERNARDO DRIVE
SAN DIEGO. CA 92127
(619) 674-1800


RE: ANNUAL STATEMENT AS TO COMPLIANCE


Pursuant to that certain LOAN SERVICING AGREEMENT ("Agreement") dated as of June 1, 1997, SOUTHERN PACIFIC SECURED ASSETS CORP. MORTGAGE PASS-THROUGH CERTIFICATES SERIES 1997-2, I, William P. Garland, hereby certify that (I) a review of the activities of the Servicer during the preceding year and the performance under this Agreement has been made under my supervision, and (II) to the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement for such year.


Sincerely,

/s/William P. Garland
William P. Garland
Sr. Vice President, Loan Service




WPG/cg
cc: Mr. James L. Shreero
     Annette Aguirre, Esq.
     Mr. Mark Casale